Exhibit 99.2

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Cory E. Gilbert, CFO, cgilbert@mainstcapital.com 713-350-6000
MSC Income Fund Announces Quarterly Dividend
Quarterly Dividend of $0.18 per Share Payable January 31, 2025

HOUSTON, November 14, 2024 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that its Board of Directors (the “Board”) has declared a quarterly cash dividend of $0.18 per share. This dividend will be payable on January 31, 2025 to holders of the Company’s common stock as of a record date of December 31, 2024.

The Company has scheduled a special meeting of stockholders on December 2, 2024 to consider a series of proposals that the Company believes will position it to potentially effect a listing of the Company’s shares of common stock on a national securities exchange (such as the New York Stock Exchange) (a “Listing”) if and when market conditions make it desirable to do so and it is otherwise in the Company’s best interest. The Board, including the independent directors, unanimously approved suspending the Company’s share repurchase program in anticipation of a Listing and the opportunity for enhanced liquidity a Listing is expected to provide the Company’s stockholders. The share repurchase program will ultimately terminate upon a Listing.

The final determination of the tax attributes for dividends each year are made after the close of the tax year. The final tax attributes for 2024 dividends are currently expected to include a combination of ordinary taxable income and qualified dividends and may include capital gains and return of capital.

The Company has adopted an “opt in” dividend reinvestment plan for its stockholders. As a result, stockholders will receive dividends in cash unless they have specifically “opted in” to the dividend reinvestment plan to have their cash dividend reinvested in additional shares of the Company’s common stock.

Stockholders of the Company are encouraged to visit the Company’s website at www.mscincomefund.com for additional periodic updates regarding the Company and to sign up for email updates from the Company through the Company’s website at www.mscincomefund.com/news/email-alerts.

For general inquiries regarding the Company, please contact:
MSC Adviser I, LLC
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Cory E. Gilbert, CFO, cgilbert@mainstcapital.com
713-350-6000

For inquiries regarding a specific account or holdings therein, please contact:
Hines Private Wealth Solutions
888-220-6121

ABOUT MSC INCOME FUND, INC.
The Company (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund and also provides customized long-term debt and equity capital solutions to lower middle market companies. The Company’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. The Company seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. The Company seeks to partner with entrepreneurs, business owners and management teams and generally provides customized “one-stop” debt and equity financing solutions in its lower middle market investment strategy. The Company’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. The Company’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.

ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including the Company.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the continued payment of future dividends and the potential tax attributes for 2024 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.
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